As filed with the Securities and Exchange Commission on November 14, 1997
                                               Registration No. 333-
------------------------------------------------------------------------------


                                   SECURITIES AND EXCHANGE COMMISSION
                                         WASHINGTON, D. C. 20549

                                 ------------
                                                FORM S-3

                         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 ------------

                                    WISCONSIN ELECTRIC POWER COMPANY
                         (Exact name of registrant as specified in its charter)


           Wisconsin                                    39-0476280
  (State or other jurisdiction of                      (IRS Employer
   incorporation or organization)                    Identification No.)


                                        231 West Michigan Street
                                              P.O. Box 2046
                                           Milwaukee, WI 53201
                                             (414) 221-2590

                (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

         C. H. Baker, Vice President-Finance and Chief Financial Officer
                       Wisconsin Electric Power Company
                           231 West Michigan Street
                                P.O. Box 2046
                             Milwaukee, WI 53201
                                (414) 221-2590

              (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 ------------

                                  Copies To:

BRUCE C. DAVIDSON, ESQ.                              GARY W. WOLF, ESQ.
Quarles & Brady                                      Cahill Gordon & Reindel
411 East Wisconsin Avenue                            80 Pine Street
Milwaukee, WI 53202                                  New York, New York 10005
(414) 277-5000                                       (212) 701-3600

                                 ------------

Approximate date of commencement of proposed sale to the public: At such time or from time to time after the effective date of this registration statement as the registrant shall determine in light of market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box.   [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ] ___________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                              CALCULATION OF REGISTRATION FEE
       ===================================================================================================
                                                         Proposed          Proposed
                                           Amount         maximum           maximum          Amount of
         Title of each class of            to be       offering price      aggregate        registration
       securities to be registered       registered      per unit       offering price         fee
       ---------------------------------------------------------------------------------------------------
       First Mortgage Bonds and         (1)(2)             (1)       $300,000,000 (1)   $90,909.00 (3)
       Debt Securities
       ===================================================================================================

(1) Not applicable pursuant to the Note following the Calculation of Registration Fee Table and General Instruction II.D. to Form S-3, which provide that only the maximum aggregate offering price for all classes of securities to be registered need be specified.

(2) Pursuant to Rule 429, in addition to the $300,000,000 aggregate principal amount of securities being registered by this registration statement, the combined prospectus contained herein will also relate to $500,000 aggregate principal amount of securities that were registered by Registration Statement No. 33-64343, for which a registration fee of $172.42 was paid, and $99,500,000 aggregate principal amount of remaining unsold securities that were registered by Registration Statement No. 33-51749, for which a pro rata registration fee of $34,310.58 was paid.

(3) Calculated pursuant to Rule 457(o) at the statutory rate of 1/33rd of 1 percent in effect at the time of filing.

                                 ------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                 ------------

The prospectus contained herein is a combined prospectus relating also to Registration Statement Nos. 33-64343 and 33-51749 pursuant to Rule 429 under the Securities Act of 1933.

==============================================================================

******************************************************************************
* Information contained herein is subject to completion or amendment.  A     *
* registration statement relating to these securities has been filed with    *
* the Securities and Exchange Commission.  These securities may not be sold  *
* nor may offers to buy be accepted prior to the time the registration       *
* statement becomes effective.  This prospectus shall not constitute an      *
* offer to sell or the solicitation of an offer to buy nor shall there be    *
* any sale of these securities in any State in which such offer, solicita-   *
* tion or sale would be unlawful prior to registration or qualification      *
* under the securities laws of any such State.                               *
******************************************************************************

             **************************************************
             * SUBJECT TO COMPLETION, DATED NOVEMBER 14, 1997 *
             **************************************************

PROSPECTUS
                       WISCONSIN ELECTRIC POWER COMPANY

                             First Mortgage Bonds
                                Debt Securities

                                 ------------

Wisconsin Electric Power Company (the "Company") may offer from time to time up to $400,000,000 aggregate principal amount of its First Mortgage Bonds (the "New Bonds") or its unsecured debt securities (the "Debt Securities") in one or more series in amounts, at prices and upon terms to be determined at the time or times of sale. The title, aggregate principal amount, maturity, interest rate, payment dates, redemption provisions, sinking fund, if any, and other terms of each series of the New Bonds or the Debt Securities will be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

The Company may sell New Bonds or Debt Securities to or through underwriters or dealers and also may sell New Bonds or Debt Securities directly to other purchasers or through agents. The Prospectus Supplement relating to each series of New Bonds or Debt Securities will set forth the terms of the offering of the New Bonds or Debt Securities, including, to the extent applicable, the initial offering price, the proceeds to the Company, the underwriting discounts or commissions, and any other discounts or concessions to be allowed or re-allowed to dealers. The principal underwriters with respect to each series sold to or through underwriters will be named in the Prospectus Supplement relating to such series.

                                 ------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ------------

The date of this Prospectus is _______________, 1997.

No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus or a Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriters. Neither this Prospectus nor any Prospectus Supplement constitutes an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus or any Prospectus Supplement at any time does not imply that the information herein or therein is correct as of any time subsequent to their respective dates.
                                 ------------

                            AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, statements and other information may be inspected and copied at the public reference facilities maintained by the Commission, 450 Fifth Street, N.W., Washington D.C. 20549, and at the Commission's Regional Offices located at CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The SEC maintains an Internet site on the World Wide Web at
<http://www.sec.gov> that contains reports, statements and other information.
This Prospectus omits certain information contained in the Registration Statement on Form S-3 (the "Registration Statement") which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made for further information with respect to the Company, the New Bonds and the Debt Securities.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Commission pursuant to the Exchange Act (File No. 1-1245) are incorporated in this Prospectus by reference:

  (a)  Annual Report on Form 10-K for the year ended December 31, 1996.

  (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

  (c)  Current Report on Form 8-K dated as of September 22, 1997.

All documents filed by the Company pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents which are incorporated herein by reference (other than exhibits not specifically incorporated by reference into the text of such documents). Requests should be directed to Wisconsin Electric Power Company, at its principal executive office, 231 West Michigan Street, P.O. Box 2046, Milwaukee, Wisconsin 53201,
Attention:  Mr. Thomas H. Fehring, Secretary (telephone (800) 881-5882).

          FORWARD-LOOKING STATEMENTS AND CAUTIONARY FACTORS

This Prospectus and any Prospectus Supplement (including the documents incorporated herein or therein by reference) contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in such forward-looking statements. The words "anticipate", "believe", "estimate", "expect", "project", "objective" and similar expressions are intended to identify forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with such statements, factors that could cause the Company's actual results to differ materially from those contemplated in the forward-looking statements include factors described under the caption "Cautionary Factors" in the documents incorporated herein by reference.

                                 THE COMPANY

The Company is an operating public utility organized as a corporation under the laws of the State of Wisconsin. The Company is a subsidiary of Wisconsin Energy Corporation ("Wisconsin Energy"). Effective January 1, 1996, Wisconsin Energy merged its wholly-owned natural gas utility subsidiary, Wisconsin Natural Gas Company ("Wisconsin Natural"), into the Company to form a single combined utility subsidiary. The Company generates, transmits, distributes and sells electric energy in a territory of approximately 12,000 square miles with a population estimated at 2,300,000 in southeastern (including the Milwaukee metropolitan area), east central and northern Wisconsin and in the Upper Peninsula of Michigan. The Company purchases, distributes and sells natural gas to retail customers and transports customer-owned gas in three distinct service areas totalling about 2,800 square miles in Wisconsin: west and south of the City of Milwaukee, the Appleton area and the Prairie du Chien area. The gas service territory, which has an estimated population of over 1,100,000, is largely within the Company's electric service area. The Company also has received approval recently to provide gas service to a service territory in northern Wisconsin. The Company distributes and sells steam supplied by its power plants to certain customers in the metropolitan Milwaukee area. Wisconsin Energy is an exempt holding company by order of the Commission under Section 3(a)(1) of the Public Utility Holding Company Act of 1935, as amended, and accordingly is exempt from the provisions of that Act, other than with respect to certain acquisitions of securities of a public utility. The Company's principal executive offices are located at 231 West Michigan Street, P.O. Box 2046, Milwaukee, Wisconsin 53201 (telephone (414) 221-2345). See "Recent Developments--Wisconsin Energy's Merger Agreement With ESELCO" for discussion of a pending business combination.

                               USE OF PROCEEDS

Unless as otherwise specified in a Prospectus Supplement, the net proceeds from the sale of New Bonds and Debt Securities will be added to the general funds of the Company and applied to the Company's continuing construction program and other capital requirements or, depending on market conditions, possible refunding of existing indebtedness. Short-term indebtedness outstanding when net proceeds from the New Bonds and Debt Securities are received may be reduced through application of such proceeds. Proceeds from the New Bonds and Debt Securities may be temporarily invested pending disposition. Further information concerning the use of proceeds from the sale of each series of the New Bonds and Debt Securities will be set forth in the Prospectus Supplement relating to such series.


                    CERTAIN SUMMARY FINANCIAL INFORMATION

The following summary financial information is qualified in its entirety by the financial statements and other information included in the documents incorporated by reference in this Prospectus.

                   Condensed Income and Related Information
                      of the Company for Certain Periods
                                                                 Twelve Months
                           Year Ended December 31,                   Ended
          ------------------------------------------------------ September 30,
             1992       1993      1994 (A)    1995      1996       1997 (B)(C)
          ---------- ---------- ---------- ---------- ----------  ------------
                         (In thousands except ratios)
Operating
Revenues  $1,595,515 $1,693,235 $1,742,192 $1,770,484 $1,773,820    $1,792,087

Operating
Income    $  241,706 $  265,436 $  263,273 $  329,021 $  305,844    $  219,418

Net
Income    $  175,950 $  192,080 $  181,754 $  240,668 $  211,315    $  111,668

Ratio of
Earnings
to Fixed
Charges (D)    3.8x       3.7x       3.5x       4.4x       4.1x          2.5x




















       7A

         Capitalization of the Company at September 30, 1997 and as of that date as adjusted for the New Bonds and Debt Securities

                                                           As Adjusted
                                                        ---------------------
                                             Amount       Amount   Percentage
                                           ----------   ---------- ----------
                                                (In thousands)

Long-Term Debt - due after one year (E)..  $1,451,646   $1,851,646    52.7%

Preferred Stock - redemption not required      30,450       30,450     0.9

Common Stock Equity .....................   1,628,772    1,628,772    46.4
                                           ----------   ----------   -----
     Total Capitalization ...............  $3,110,868   $3,510,868   100.0%
                                           ==========   ==========   ======
Short-Term Debt (E)(F)...................  $  163,006   $   50,000    ----
                                           ==========   ==========   ======

----------
(A) Operating Income, Net Income and Ratio of Earnings to Fixed Charges reflect a nonrecurring $73.9 million charge in 1994 ($45 million net of tax) related to the Company's Revitalization Program.

(B) Operating Income, Net Income and Ratio of Earnings to Fixed Charges reflect a nonrecurring $21.9 million charge in June 1997 ($13.2 million net of tax) related to the write-off of Primergy Corporation ("Primergy") merger expenses. See "--Recent Developments--Wisconsin Energy--Termination of Merger Agreement with Northern States Power Company" and "--Recent Developments--Financial Results from Operations for the Twelve Months Ended September 30, 1997."

(C) See "Recent Developments--Financial Results from Operations for the Twelve Months Ended September 30, 1997."

(D) For the purpose of computing this ratio, earnings consist of net income (including total Allowances for Funds Used During Construction) plus current and deferred income taxes, deferred investment tax credits and fixed charges. Fixed charges consist of interest charges, amortization of debt expenses, and amounts representing the interest factor of nuclear fuel rental expense.

(E)  Does not include $208.0 million of long-term debt due currently.

(F) The "as adjusted" amount includes the $50 million loan under the Short Term Borrowing Agreement described in "Description of New Bonds-- Regarding the Trustee."



                             RECENT DEVELOPMENTS

FINANCIAL RESULTS FROM OPERATIONS FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1997: Net income for the twelve months ended September 30, 1997 decreased $99.6 million or 47% compared to the calendar year 1996. The decrease reflects the $13.2 million net of tax nonrecurring write-off in the second quarter of 1997 of Primergy merger related expenses and higher purchased power, fuel and maintenance expenses due to the unscheduled outages at the Company's Point Beach Nuclear Plant ("Point Beach") and the Oak Creek Power Plant ("Oak Creek"). The table below provides the Company's unaudited net income for the three and nine months ended September 30, 1997 and September 30, 1996:

                            Three Months Ended          Nine Months Ended
                            ------------------          -----------------
                        September 30  September 30  September 30  September 30
                           1997           1996         1997(A)        1996
                        ------------  ------------  ------------  ------------
                                             (Unaudited)
                                           (In thousands)
Net Income ...........   $22,622        $52,693       $60,256        $159,903

---------------------
(A) Includes nonrecurring $21.9 million charge in June 1997 ($13.2 million net of tax) related to the write-off of Primergy merger expenses.

Ongoing extended outages at Point Beach, an extended maintenance outage at Oak Creek that was concluded in June 1997 and higher than projected purchased power costs due to regional generation outages, have resulted in increased fuel and purchased power costs. WE estimates that such costs will be $112 million higher than those reflected in 1997 base electric rates. In March and September 1997, WE submitted separate fuel filings with the Public Service Commission of Wisconsin ("PSCW") requesting recovery of the portion of these increased fuel costs attributable to retail electric service in Wisconsin. If the PSCW approves the fuel surcharges included in the filings, WE would recover approximately $59 million during the 1997-1998 biennial period. Currently, WE does not expect to recover approximately $52 million of increased 1997 fuel costs from customers. WE anticipates that the PSCW will issue final orders on the two 1997 fuel filings in late December 1997. Effective May 24, 1997, the PSCW approved a $0.00109 per kilowatt-hour interim fuel surcharge, subject to refund, in response to WE's first fuel filing. During the three months ended September 30, 1997, WE collected approximately $6.3 million, in additional revenues through the interim surcharge. For further information concerning WE's two 1997 fuel filings, see Item 2 "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Wisconsin Electric's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, which is incorporated by reference herein. The results of operations for the twelve months ended September 30, 1997 are not necessarily indicative of the results which may be expected for the fiscal year ending December 31, 1997 because of seasonal and other factors.

WISCONSIN ENERGY TERMINATION OF MERGER AGREEMENT WITH NORTHERN STATES POWER
COMPANY: On May 16, 1997, the Boards of Directors of Wisconsin Energy and Northern States Power Company ("NSP") agreed to terminate the Amended and Restated Agreement and Plan of Merger, dated as of April 28, 1995, as amended and restated as of July 26, 1995 (the "Merger Agreement"), by and among NSP, Wisconsin Energy and their respective subsidiaries, Northern Power Wisconsin Corp. and WEC Sub Corp., which provided for a business combination of Wisconsin Energy and NSP to form Primergy Corporation (the "Transaction"). Accordingly, the parties to the Merger Agreement entered into a Termination Agreement, dated as of May 16, 1997, which terminated the Merger Agreement by mutual written consent. The Termination Agreement also terminated the mutual Stock Option Agreements, dated as of April 28, 1995, entered into between Wisconsin Energy and NSP in connection with the Merger Agreement.

On May 14, 1997, the Federal Energy Regulatory Commission ("FERC") issued an Opinion and Order in which it concluded that it could not approve the Transaction at that time and reversed the earlier decision of its own administrative law judge who had found that the proposed Transaction, as conditioned, was consistent with the public interest. The FERC remanded the case to a settlement judge and directed the participants to attempt to reach a resolution of the market power issues which formed the basis of the FERC's reversal of the administrative law judge's findings.

The Board of Directors of Wisconsin Energy (the "Wisconsin Energy Board") concluded that continuing the proposed Transaction, given the current regulatory climate, was not in the best interest of Wisconsin Energy's shareholders, customers and employees. In reaching its decision to terminate the Merger Agreement, the Wisconsin Energy Board considered many factors, including: the May 14, 1997 FERC ruling; the fact that any regulatory approvals that might be obtained appeared to involve conditions which would significantly reduce the benefits of the Transaction; and the impact on shareholders and other constituencies of further delays in the regulatory approval process as a result of the FERC action.

As reported in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, the Company charged to expense in the second quarter of 1997 $21.9 million ($13.2 million net of tax) of deferred transaction costs and costs to achieve the cancelled Primergy merger.

1998 Test Year: On September 22, 1997, the Company filed testimony and exhibits with the PSCW related to the 1998 test year showing a $220.4 million revenue deficiency for its utility operations based upon a regulatory return on equity of 12.5%, up from 11.8% authorized since February 13, 1997. The dollar impacts and percentage increases on an annualized basis requested for Wisconsin retail services are $192.7 million or 15.3% for electric operations, $26.5 million or 7.9% for gas operations and $1.2 million or 9.0% for the City of Milwaukee steam operations. In the filing, the Company asked that the PSCW provide interim rate relief effective January 1, 1998 for 90% of the revenue deficiency, subject to refund, if the PSCW does not issue a final order by this date. In November 1997, the PSCW is expected to conclude public hearings on the Company's request for interim rate relief and issue an order on interim rate relief in December 1997. Public hearings on the 1998 Test Year filing are anticipated in the first quarter of 1998. Further information regarding this matter is contained in Item 5 Other Information - "1998 Test Year" in
Part II of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, which is incorporated by reference herein.

WISCONSIN ENERGY'S MERGER AGREEMENT WITH ESELCO: On May 13, 1997, Wisconsin Energy and ESELCO, Inc. (ESELCO), parent company of Edison Sault Electric Company ("Edison Sault"), entered into an Agreement and Plan of Reorganization setting forth the terms of the proposed acquisition of ESELCO by Wisconsin Energy. On October 7, 1997, the shareholders of ESELCO voted to approve the proposed transaction. Consummation of the proposed transaction is contingent upon several conditions including receipt of appropriate regulatory approvals and other customary conditions. There can be no assurance that the conditions will be satisfied, or that the proposed transaction will be consummated. Edison Sault is an electric utility engaged in the generation, purchase, transmission, distribution and sale, at wholesale and retail, of electric energy and serves more than 21,000 residential, commercial and industrial customers throughout

Michigan's Eastern Upper Peninsula in a service territory of over 2,000 square miles with a population of approximately 55,000. After the transaction, Edison Sault would continue to operate as a separate utility subsidiary of Wisconsin Energy.

                           DESCRIPTION OF NEW BONDS

The New Bonds will be issued under the Mortgage and Deed of Trust dated October 28, 1938 between the Company and Firstar Trust Company (formerly First Wisconsin Trust Company), as Trustee, as amended and supplemented and as to be supplemented by one or more Supplemental Indentures creating series of New Bonds (collectively, the "Mortgage"). At September 30, 1997, the aggregate principal amount of Bonds outstanding under the Mortgage was $993,443,000, of which $130,000,000 of 5-7/8% First Mortgage Bonds matured on October 1, 1997 and were retired.

The following statements about the Mortgage and the New Bonds are summary outlines of provisions contained therein, do not purport to be complete and are qualified by reference thereto. The specific references below are to provisions of the Mortgage unless otherwise indicated. Certain terms used below are defined in the Mortgage. The term "Bonds" refers to Bonds issued under the Mortgage, as amended and supplemented from time to time. Copies of the documents constituting the Mortgage are filed as exhibits to the Registration Statement or documents incorporated by reference in this Prospectus.

THE NEW BONDS. The New Bonds of any series will be issued in aggregate principal amount, will mature and bear interest, and will be redeemable (if issued with redemption provisions) at the option of the Company, at the prices and on the other terms as to be set forth in the Prospectus Supplement relating to such series. The Prospectus Supplement will also indicate whether the New Bonds of such series will be originally issued solely in book-entry form as described under "Book-Entry Only System" below.

The New Bonds will be available only in fully registered form, without coupons, in the denomination of $1,000 or any multiple thereof. The Company will not impose charges for exchanges of New Bonds.

Principal and interest on the New Bonds will be payable in lawful money of the United States, at the agency of the Company in the City of Milwaukee; provided, however, at the option of the Company, payment of interest on any New Bond may be made by check, mailed to the person entitled thereto at such address as shall appear on the transfer register, or as otherwise may be provided for in the Supplemental Indenture creating a series of New Bonds.
The interest paid on a New Bond on any interest payment date will, with certain exceptions, be payable to the person in whose name such New Bond is registered at the close of business on the last business day which is more than ten days prior to such date.

SECURITY. In the opinion of Walter T. Woelfle, Director-Legal Services Department of the Company, the New Bonds will be secured, together with all other Bonds now or hereafter issued under the Mortgage, by a valid and direct first lien (subject to certain leases, Permitted Liens and other minor matters) on substantially all the properties and franchises of the Company, other than cash, accounts receivable and other liquid assets, securities not specifically pledged, and electric energy, materials, supplies or other products produced or purchased by the Company for use, sale or lease. At September 30, 1997, the gross amount (before depreciation) at which the properties subject to the lien of the Mortgage were carried in the Company's utility plant accounts was approximately $5,354,329,000. The Mortgage contains provisions subjecting to the lien thereof after-acquired property (other than property of types excepted as indicated above). (Granting Clauses and Excepted Property)

ADDITIONAL BONDS. Additional Bonds ranking equally with the New Bonds may be issued for an aggregate principal amount up to (i) 60% of the amount of Net Bondable Value of Property Additions Not Subject to an Unfunded Prior Lien which the Company elects to use for such purpose, (ii) the amount of cash which the Company deposits with the Trustee for such purpose, and (iii) the previously unutilized amount of Bonds retired or to be retired (except out of trust moneys). (Art. III, Sections 4, 5 and 6) Cash so deposited may be withdrawn upon the bases and up to the amounts indicated in the foregoing clauses (i) and (iii). (Art. VIII, Section 3)

Additional Bonds may not be issued unless Net Earnings of the Company Available for Interest for a specified twelve-month period shall have been at least equal to the greater of twice the annual interest charges on, or 10% of the principal amount of, all Bonds and Prior Lien Bonds then outstanding and then being issued, unless (i) such Additional Bonds are being issued to refund Bonds or to refund a Prior Lien which simultaneously becomes a Funded Prior Lien on Property Additions used for such issuance, and (ii) application to issue Additional Bonds for either of these refunding purposes is made within two years prior to the maturity of the Bonds or Prior Lien Bonds being refunded. (Art. III, Sections 3, 4(h) and 6(b); Fifth Supp. Ind., Art. VI)

The New Bonds are to be issued against 60% of the Net Bondable Value of Property Additions Not Subject to an Unfunded Prior Lien or the principal amount of unutilized retired Bonds. Before reflecting the assumed issuance of any of the New Bonds, as of September 30, 1997, the amount of such Property Additions available for issuance of Bonds under the Mortgage was approximately $1,266,479,000, sufficient under this 60% provision for the issuance of approximately $759,888,000 principal amount of Additional Bonds. In addition, approximately $1,177,407,000 of Additional Bonds could be issued under the Mortgage on the basis of Bonds retired on or before that date.

Prior Lien Bonds secured by an Unfunded Prior Lien may be issued under the circumstances and subject to the limitations provided in the Mortgage. (Art. IV, Section 16)

DIVIDEND RESTRICTION. So long as any New Bonds are outstanding, the Company may not declare any dividend on its Common Stock (other than in Common Stock) or make any other distribution on, or acquire for value any shares of its Common Stock (except in exchange for Common Stock), if after giving effect thereto the aggregate of all such dividends, distributions or acquisitions during the period commencing October 1, 1997 and ending on the last day of the third month preceding the month in which any such dividend, distribution or acquisition is paid or made shall exceed the sum of $1,013,759,569 plus the net income of the Company during such period applicable to its Common Stock. (Art. IV or other designated article of each Supplemental Indenture creating series of New Bonds)

DEFAULT. Events of default under the Mortgage are: (i) default in the payment of the principal of any Bond; (ii) default in the payment of any installment of interest on any Bond or in the payment or satisfaction of any sinking, improvement, maintenance or analogous fund and the continuation thereof for a period of 30 days; (iii) default by the Company in the performance or observance of any of the covenants, agreements or conditions in the Mortgage or Bonds and the continuation thereof for 60 days after written notice from the Trustee or the holders of 15% in amount of the outstanding Bonds; (iv) default in the payment of principal of or interest on any Prior Lien Bonds and the continuation thereof beyond the period of grace in such

Bonds; (v) certain events in bankruptcy, assignments for the benefit of creditors and establishments of receiverships or similar arrangements; (vi) failure to discharge or provide for the discharge of a final judgment in excess of $100,000 within 30 days of the rendering thereof or affirmance thereof on appeal; and (vii) termination of the Company's corporate franchise without transferring its assets before or within 120 days after such termination to a successor corporation. (Art. IX, Section 1) The Company is required to furnish the Trustee, not less than annually, a brief certificate as to the Company's compliance with all conditions and covenants under the Mortgage.

In case of an event of default, either the Trustee or the holders of 25% in amount of the outstanding Bonds may declare the principal of all Bonds due and payable, but the holders of a majority may, under certain circumstances, rescind such acceleration if such event of default has been cured. No holder of Bonds may enforce the lien of the Mortgage unless such holder has given the Trustee written notice of default and unless the holders of 25% in amount of the outstanding Bonds have requested the Trustee in writing to act, such holder or holders have offered the Trustee security and indemnity satisfactory to it and the Trustee has not acted within a reasonable time. (Art. IX, Sections 1 and 12)

MODIFICATION OF MORTGAGE. With the consent of holders of 66-2/3% in amount of the Bonds entitled to vote then outstanding, and holders of 66-2/3% in amount of the Bonds of each series entitled to vote then outstanding and affected if less than all of such series are affected, the Mortgage may be changed, except to affect the terms of payment of the principal or interest on any Bond or to reduce the percentage in amount of Bonds required to effect any change. (Art. XV, Section 6, as amended by Twenty-Second Supp. Ind., effective October 5,
1995).

Certain additional modifications of the Mortgage set forth in the Twenty-Second Supplemental Indenture were made effective by a resolution adopted at a meeting of Bondholders called at the Company's request and held on October 23, 1992, following approval by the Board of Directors of the Company on October 28, 1992. The amendments, in general terms: amend the definition of "Board of Directors" to include a Committee of the Board; broaden the definition of "Property Additions" by adding the phrase "gas (either natural or artificial)" so that such definition refers in part to property "used or useful for the business of generating, manufacturing, transmitting, distributing or supplying electricity, gas (either natural or artificial) or steam," by deleting a requirement that the properties be located in, or directly connected with properties located in, Wisconsin, by including certain leasehold interests in electric and gas plants and other properties, and by deleting an exclusion for gas properties and adding a definition of transportation properties; require certain opinions of counsel to refer to pipelines; increase to $250,000 the amount above which certain insured losses must be payable to the Trustee; permit the issuance of certain prior lien bonds secured by purchase money mortgage on certain conditions; and permit Bondholders' action by written consent.

Certain further modifications of the Mortgage set forth in the Twenty-Sixth Supplemental Indenture became effective on October 5, 1995 when the last Bonds of any series created prior to January 15, 1988 were redeemed and ceased to be
outstanding. (Twenty-Sixth Supp. Ind., Art. VI)    These amendments provide
more flexibility in setting forth in an engineer's certificate the time period during which gross property additions were purchased, constructed or otherwise acquired by the Company in connection with a Company request to withdraw monies held by the Trustee, and alter the ratio used to determine the dollar amount of funds that the Company may request the Trustee to pay over to the Company on the basis of refundable Bonds.

Certain additional modifications of the Mortgage set forth in Art. VII of the Thirty-Third Supplemental Indenture will become effective upon the earlier of the date when no Bonds of any series created prior to October 1, 1992 remain outstanding or the date such modifications are consented to by Bondholders. Such modifications will, in general, (i) allow for the issuance of Additional Bonds for an aggregate principal amount of up to 70% of the amount of Net Bondable Value of Property Addition Not Subject to an Unfunded Prior Lien, as compared with the limitation of 60% now set forth in the Mortgage, (ii) permit the issuance of Prior Lien Bonds for an aggregate principal amount of up to 70% of the amount of Net Bondable Value of Property Additions Subject to an Unfunded Prior Lien, as compared with the limitation of 60% now set forth in the Mortgage, (iii) allow the Company to acquire property subject to any Unfunded Prior Lien, if at the time of acquisition the principal amount of outstanding indebtedness subject to such lien or liens does not exceed 70% (as compared to 60% currently) of the lesser of the cost or fair value to the Company of the property of the nature of Property Additions subject to such lien or liens, (iv) amend the definitions of "Net Bondable Value of Property Additions Not Subject to an Unfunded Prior Lien" and "Net Bondable Value of Property Additions Subject to an Unfunded Prior Lien" by changing the ratio to be applied to certain dollar amounts in each definition's calculation from ten-sixths to ten-sevenths, (v) provide that, in the case of a proposed merger in which the Company would not be the survivor, such a transaction may not occur if the principal amount of indebtedness outstanding immediately after the merger subject to a lien or liens prior to that of the Company's exceeds 70% (as compared to 60% currently) of the lesser of cost or fair value of the property of the nature of Property Additions then owned by the survivor, and
(vi) make certain conforming and other changes. Each holder of a New Bond shall be deemed to have consented to all such modifications. An aggregate of $303,443,000 principal amount of Bonds of series created prior to October 1, 1992 were outstanding as of September 30, 1997.

WISCONSIN NATURAL DEBT INDENTURES

In conjunction with the merger of Wisconsin Natural into the Company effective January 1, 1996, the Company assumed Wisconsin Natural's outstanding indebtedness under, and agreed to abide by all of the applicable terms and conditions of, the Mortgage and Deed of Trust dated June 1, 1950 between Wisconsin Natural and Firstar Trust Company, as Trustee, as amended and supplemented (the "Wisconsin Natural Mortgage"), and the Debt Securities Indenture dated as of September 1, 1992 between Wisconsin Natural and Firstar Trust Company, as Trustee, as supplemented (the "Wisconsin Natural DSI"). All of the first mortgage bonds issued under the Wisconsin Natural Mortgage have been retired and the Wisconsin Natural Mortgage was discharged as of March 14, 1997. At September 30, 1997, $31,300,000 aggregate principal amount of debentures were outstanding under the Wisconsin Natural DSI.

Under the terms of the Wisconsin Natural DSI, which does not currently subject any property to a lien, certain restrictive covenants setting forth limitations on the existence and creation of liens, the issuance of first mortgage bonds and the entering into sale and leaseback transactions terminated upon consummation of the merger with the Company.

REGARDING THE TRUSTEE. The Trustee provides services for the Company and certain affiliates, including its parent, Wisconsin Energy, as a depository of funds, registrar, trustee under other indentures and similar services. The Trustee or certain affiliates of the Trustee may make loans to or otherwise extend credit to the Company or affiliated companies from time to time. The Company and the Trustee have entered into a Short Term Borrowing Agreement providing for the Trustee to make loans to the Company from time to time. The aggregate principal balance outstanding at any time on all loans made pursuant to the Short Term Borrowing Agreement may not exceed $50,000,000. As of September 30, 1997, a loan for $50,000,000 was outstanding under the Company's Short Term Borrowing Agreement and WISPARK Corporation, a nonutility subsidiary of Wisconsin Energy, had a term loan of $9.5 million from the Trustee. Firstar Trust Company is also the trustee under the Indenture (as defined below) providing for the Debt Securities as well as trustee under the Wisconsin Natural DSI. See "Description of Debt Securities--Regarding the Trustee." The Trustee also presently acts as trustee for the Company's master pension trust, the decommissioning trust fund for the Company's Point Beach Nuclear Plant and certain other employee benefit trusts. Geneva B. Johnson, a director of the Company and Wisconsin Energy, is also a director of Firstar Bank Milwaukee, N.A., an affiliate of the Trustee.

The holders of a majority of the outstanding Bonds have the right to direct the time, method and place of conducting any proceeding for any remedy open to the Trustee and of exercising any power or trust conferred upon the Trustee under the Mortgage. (Art. IX, Section 11) Subject to the duty of the Trustee to act with the required standard of care during a default, the Trustee is under no obligation to exercise any trust or power of the Mortgage at the request, order or direction of any of the Bondholders unless such Bondholders provide security or indemnity satisfactory to the Trustee against any costs, expenses and liabilities to be incurred. (Art. XIII, Sections 1(d) and 2)

                        DESCRIPTION OF DEBT SECURITIES

The Debt Securities will be issued in one or more series under the Indenture, dated as of December 1, 1995, between the Company and Firstar Trust Company, as Trustee, as the same may be amended or supplemented (the "Indenture"). The following summaries of certain provisions of the Indenture do not purport to be complete and are qualified in their entirety by express reference to the Indenture and the Securities Resolutions or the indentures supplemental thereto (copies of which have been or will be filed with the Commission). Certain terms defined in the Indenture are used in this summary without definition.

The term "Securities," as used under this caption, refers to all Securities issued under the Indenture and includes the Debt Securities.

GENERAL. The Indenture will not limit the amount of Securities that can be issued thereunder and provides that the Securities may be issued from time to time in one or more series pursuant to the terms of one or more Securities Resolutions or supplemental indentures creating such series. At September 30, 1997, there were $300,000,000 aggregate principal amount of Securities outstanding under the Indenture. The Debt Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated debt of the Company. Although the Indenture provides for the possible issuance of Securities in other forms or currencies, the only Securities covered by this Prospectus will be Securities denominated in U.S. dollars in registered form without coupons.

Substantially all of the fixed properties and franchises of the Company are subject to the lien of the Mortgage under which the Company's First Mortgage Bonds are outstanding. See "Description of New Bonds."

TERMS. Reference is made to the Prospectus Supplement for the following terms, if applicable, of the Securities offered thereby: (1) the designation, aggregate principal amount, currency or composite currency and denominations;
(2) the price at which such Securities will be issued and, if an index formula or other method is used, the method for determining amounts of principal or interest; (3) the maturity date and other dates, if any, on which principal will be payable; (4) the interest rate (which may be fixed or variable), if any; (5) the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest;
(6) the manner of paying principal and interest; (7) the place or places where principal and interest will be payable; (8) the terms of any mandatory or optional redemption by the Company; (9) the terms of any redemption at the option of Holders; (10) whether such Securities are to be issuable as registered Securities, bearer Securities, or both, and whether and upon what terms any registered Securities may be exchanged for bearer Securities and vice versa; (11) whether such Securities are to be represented in whole or in part by a Security in global form and, if so, the terms thereof and the identity of the depositary ("Depositary") for any global Security; (12) any tax indemnity provisions; (13) if the Securities provide that payments of principal or interest may be made in a currency other than that in which Securities are denominated, the manner for determining such payments; (14) the portion of principal payable upon acceleration of a Discounted Security (as defined below); (15) whether and upon what terms Securities may be defeased;
(16) whether the covenant referred to below under "Certain Covenants-- Limitations on Liens" applies, and any events of default or restrictive covenants in addition to or in lieu of those set forth in the Indenture; (17) provisions for electronic issuance of Securities or for Securities in uncertificated form; and (18) any additional provisions or other special terms not inconsistent with the provisions of the Indenture, including any terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the Securities. (Section 2.01)

The Securities of a series may be issued in whole or in part in the form of one or more global Securities that will be deposited with, or on behalf of, a Depositary identified in the Prospectus Supplement relating to the series. Global Securities may be issued in registered, bearer or uncertificated form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for Securities in definitive form, a global Security may not be transferred except as a whole by the Depositary to a nominee or a successor depositary. (Section 2.12) The specific terms of the depositary arrangement with respect to any Securities of a series will be described in the Prospectus Supplement relating to the series.

Securities of any series may be issued as registered Securities, bearer Securities or uncertificated Securities, as specified in the terms of the series. (Section 2.01) Unless otherwise indicated in the Prospectus Supplement, registered Securities will be issued in denominations of $1,000 and whole multiples thereof and bearer Securities will be issued in denominations of $5,000 and whole multiples thereof. One or more global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding Securities of the series to be represented by such global Security or Securities. (Section 2.12)

In connection with its original issuance, no bearer Security will be offered, sold, resold, or mailed or otherwise delivered to any location in the United States and a bearer Security in definitive form may be delivered in connection with its original issuance only if the person entitled to receive the bearer Security furnishes certification as described in United States Treasury regulation section 1.163-5(c)(2)(i)(D)(3). (Section 2.04)

For purposes of this Prospectus, unless otherwise indicated, "United States" means the United States of America (including the States and the District of Columbia), its territories and possessions and all other areas subject to its jurisdiction. "United States person" means a citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States or a political subdivision thereof or any estate or trust the income of which is subject to United States federal income taxation regardless of its source. Any special United States federal income tax considerations applicable to bearer Securities will be described in the Prospectus Supplement relating thereto.

To the extent set forth in the Prospectus Supplement, except in special circumstances set forth in the Indenture, principal and interest on bearer Securities will be payable only upon surrender of bearer Securities and coupons at a paying agency of the Company located outside of the United States. During any period thereafter for which it is necessary in order to conform to United States tax law or regulations, the Company will maintain a paying agent outside the United States to which the bearer Securities and coupons may be presented for payment and will provide the necessary funds therefor to the paying agent upon reasonable notice. (Section 2.04)

Registration of transfer of registered Securities may be requested upon surrender thereof at any agency of the Company maintained for that purpose and upon fulfillment of all other requirements of the agent. (Sections 2.03 and 2.07) Bearer Securities and the coupons related thereto will be transferable by delivery.

Securities may be issued under the Indenture as Discounted Securities to be offered and sold at a substantial discount from the principal amount thereof. Special United States federal income tax and other considerations applicable thereto will be described in the Prospectus Supplement relating to such Discounted Securities. "Discounted Security" means a Security where the amount of principal due upon acceleration is less than the stated principal amount.

CERTAIN COVENANTS. The Debt Securities will not be secured by any properties or assets and will represent unsecured debt of the Company. The Indenture does not limit the amount of unsecured debt that the Company can incur. As indicated under "General" above, substantially all of the fixed properties and franchises of the Company are subject to the lien of the Mortgage securing the Company's First Mortgage Bonds.

As discussed below, the Indenture includes certain limitations on the Company's ability to create liens. Such limitations will apply if the Securities Resolution establishing the terms of a series so provides. If applicable, the limitations are subject to a number of qualifications and exceptions. The Indenture does not limit the Company's ability to issue additional First Mortgage Bonds or to enter into sale and leaseback transactions.

The covenant described below will apply if so indicated in a Prospectus Supplement. Any obligations thereunder are subject to termination upon defeasance. See "Legal Defeasance and Covenant Defeasance" below. Also, unless otherwise indicated in a Prospectus Supplement, such covenant, if applicable, does not afford holders of the Securities protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Securities.

     LIMITATIONS ON LIENS. The Indenture provides that, so long as there remain outstanding any Securities of any series to which this limitation applies, and subject to termination as referred to above, the Company will not, and will not permit any Subsidiary to, create or suffer to be created or to exist any mortgage, pledge, security interest, or other lien (collectively, "Lien") on any of its properties or assets now owned or hereafter acquired to secure any indebtedness, without making effective provision whereby the Securities of such series shall be equally and ratably secured. (At the date of this Prospectus, the Company had no Subsidiaries.) This restriction does not apply to or prevent the creation or existence of (1) the Mortgage securing the Company's First Mortgage Bonds or any indenture supplemental thereto subjecting any property to the Lien thereof or confirming the Lien thereof upon any property, whether owned before or acquired after the date of the Indenture; (2) Liens on property existing at the time of acquisition or construction of such property (or created within one year after completion of such acquisition or construction), whether by purchase, merger, construction or otherwise (or on the property of a Subsidiary at the date it became a Subsidiary), or to secure the payment of all or any part of the purchase price or construction cost thereof, including the extension of any such Liens to repairs, renewals, replacements, substitutions, betterments, additions, extensions and improvements then or thereafter made on the property subject thereto; (3) any extensions, renewals or replacements (or successive extensions, renewals or replacements), in whole or in part, of Liens permitted by the foregoing clauses (1) and (2); (4) the pledge of any bonds or other securities at any time issued under any of the Liens permitted by clauses (1),
(2) or (3) above; or (5) Permitted Encumbrances.  (Section 4.07)

"Permitted Encumbrances" include, among other items, (a) the pledge or assignment in the ordinary course of business of electricity, gas (either natural or artificial) or steam, accounts receivable or customers' installment paper, (b) Liens affixing to property of the Company or a Subsidiary at the time a Person consolidates with or merges into, or transfers all or substantially all of its assets to, the Company or a Subsidiary, provided that in the opinion of the Board of Directors of the Company or Company management (evidenced by a certified Board resolution or an Officers' Certificate delivered to the Trustee) the property acquired pursuant to the consolidation, merger or asset transfer is adequate security for the Lien; and (c) Liens or encumbrances not otherwise permitted if, at the incurrence of and after giving effect thereto, the aggregate of all obligations of the Company and its Subsidiaries secured thereby does not exceed 10% of Tangible Net Worth. "Tangible Net Worth" means (i) common stockholders' equity appearing on the most recent balance sheet of the Company (or consolidated balance sheet of the Company and its Subsidiaries if the Company then has one or more consolidated Subsidiaries) prepared in accordance with generally accepted accounting principles less (ii) intangible assets (excluding intangible assets recoverable through rates as prescribed by applicable regulatory authorities). (Section 4.06)

Further, this restriction will not apply to or prevent the creation or existence of leases made, or existing on property acquired, in the ordinary course of business. (Section 4.07)

     OTHER COVENANTS. Any other restrictive covenants which may apply to a particular series of Securities will be described in the Prospectus Supplement relating thereto.

SUCCESSOR OBLIGOR. The Indenture provides that, unless otherwise specified in the Securities Resolution establishing a series of Securities, the Company will not consolidate with or merge into, or transfer all or substantially all of its assets to, any person, unless (1) the Person is organized under the laws of the United States or a State thereof; (2) the Person assumes by supplemental indenture all the obligations of the Company under the Indenture, the Securities and any coupons; and (3) immediately after the transaction no Default (as defined) exists. The successor will be substituted for the Company, and thereafter all obligations of the Company under the Indenture, the Securities and any coupons shall terminate. (Section 5.01)

EXCHANGE OF SECURITIES. Registered Securities may be exchanged for an equal aggregate principal amount of registered Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered Securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of the agent. (Section 2.07)

To the extent permitted by the terms of a series of Securities authorized to be issued in registered form and bearer form, bearer Securities may be exchanged for an equal aggregate principal amount of registered or bearer Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the bearer Securities with all unpaid coupons relating thereto (except as may otherwise be provided in the Securities) at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of the agent. (Section 2.07) As of the date of this Prospectus, it is expected that the terms of a series of Securities will not permit registered Securities to be exchanged for bearer Securities.

DEFAULTS AND REMEDIES. Unless the Securities Resolution establishing the series otherwise provides, an "Event of Default" with respect to a series of Securities will occur if:

   (1) the Company defaults in any payment of interest on any Securities of the series when the same becomes due and payable and the Default continues for a period of 60 days;

   (2) the Company defaults in the payment of the principal of any Securities of the series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise;

   (3) the Company defaults in the payment or satisfaction of any sinking fund obligation with respect to any Securities of a series as required by the Securities Resolution establishing such series and the Default continues for a period of 60 days;

   (4) the Company defaults in the performance of any of its other agreements applicable to the series and the Default continues for 90 days after the notice specified below;

   (5) the Company pursuant to or within the meaning of any Bankruptcy Law:

       (A) commences a voluntary case,

       (B) consents to the entry of an order for relief against it in an involuntary case,

       (C) consents to the appointment of a Custodian for it or for all or substantially all of its property, or

       (D) makes a general assignment for the benefit of its creditors;

   (6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

       (A) is for relief against the Company in an involuntary case,

       (B) appoints a Custodian for the Company or for all or substantially all of its property, or

       (C) orders the liquidation of the Company,

       and the order or decree remains unstayed and in effect for 60 days; or

   (7) there occurs any other Event of Default provided for in the series. (Section 6.01)

The term "Bankruptcy Law" means Title 11, U.S. Code or any similar Federal or State law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law. (Section 6.01)

"Default" means any event which is, or after notice or passage of time would be, an Event of Default. A Default under subparagraph (4) above is not an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the series notify the Company of the Default and the Company does not cure the Default within the time specified after receipt of the notice. (Section 6.01) The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities of the series. (Section 7.01)
Subject to certain limitations, Holders of a majority in principal amount of the Securities of the series may direct the Trustee in its exercise of any trust or power. (Section 6.05) The Trustee may withhold from Securityholders of the series notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is in their interest. (Section 7.04) The Company is required to furnish the Trustee, not less than annually, a brief certificate as to the Company's compliance with all conditions and covenants under the Indenture. (Section 4.04)

The failure to redeem any Securities subject to a Conditional Redemption (as defined) is not an Event of Default if any event on which such redemption is so conditioned does not occur before the redemption date. (Section 6.01)

The Indenture does not have a cross-default provision. Thus, a default by the Company on any other debt would not constitute an Event of Default.

AMENDMENTS AND WAIVERS. The Indenture and the Securities or any coupons of the series may be amended, and any default may be waived as follows: The Securities and the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Securities of all series affected voting as one class. (Section 9.02) A Default on a series may be waived with the consent of the holders of a majority in principal amount of the Securities of the series. (Section 6.04) However, without the consent of each Securityholder affected, no amendment or waiver may (1) reduce the amount of Securities whose Holders must consent to an amendment or waiver, (2) reduce the interest on or change the time for payment of interest on any Security,
(3) change the fixed maturity of any Security, (4) reduce the principal of any non-Discounted Security or reduce the amount of principal of any Discounted Security that would be due on acceleration thereof, (5) change the currency in which principal or interest on a Security is payable, or (6) waive any Default in payment of interest on or principal of a Security. (Sections 6.04 and 9.02) Without the consent of any Securityholder, the Indenture, the Securities or any coupons may be amended to cure any ambiguity, omission, defect or inconsistency; to provide for assumption of Company obligations to Securityholders in the event of a merger or consolidation requiring such assumption; to provide that specific provisions of the Indenture shall not apply to a series of Securities not previously issued; to create a series and establish its terms; to provide for a separate Trustee for one or more series; or to make any change that does not materially adversely affect the rights of any Securityholder. (Section 9.01)

LEGAL DEFEASANCE AND COVENANT DEFEASANCE. Securities of a series may be defeased in accordance with their terms and, unless the Securities Resolution establishing the terms of the series otherwise provides, as set forth below. The Company at any time may terminate as to a series all of its obligations (except for certain obligations, including obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a

Security, to replace destroyed, lost or stolen Securities and coupons and to maintain agencies in respect of the Securities) with respect to the Securities of the series and any related coupons and the Indenture ("legal defeasance"). The Company at any time may terminate as to a series its obligations with respect to the Securities and coupons of the series under the covenant described under "Certain Covenants--Limitations on Liens" and any other restrictive covenants which may be applicable to a particular series ("covenant defeasance").

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, a series may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, a series may not be accelerated by reference to the covenant described under "Certain Covenants--Limitations on Liens" or any other restrictive covenants which may be applicable to a particular series. (Section 8.01)

To exercise either defeasance option as to a series, the Company must deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Securities of the series to redemption or maturity and must comply with certain other conditions. In particular, the Company must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for Federal income tax purposes. "U.S. Government Obligations" are direct obligations of the United States of America which have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer's option, or certificates representing an ownership interest in such obligations. (Section 8.02)

REGARDING THE TRUSTEE. Firstar Trust Company will act as Trustee and Registrar for Securities issued under the Indenture and, unless otherwise indicated in a Prospectus Supplement, the Trustee will also act as Transfer Agent and Paying Agent with respect to the Securities. (Section 2.03) The Company may remove the Trustee with or without cause if the Company so notifies the Trustee six months in advance and if no Default occurs during the six-month period. (Section 7.07) The Trustee is also trustee under the Mortgage for the Company's First Mortgage Bonds, including the New Bonds, and provides services for the Company and certain affiliates, including Wisconsin Energy, as a depository of funds, registrar, trustee under other indentures and similar services. See "Description of New Bonds--Regarding the Trustee."

                                         BOOK-ENTRY ONLY SYSTEM

The New Bonds and Debt Securities of any series may be issued initially in the form of one or more global securities under a book-entry only system operated by a securities depository. Unless otherwise specified in the Prospectus Supplement, The Depository Trust Company ("DTC") will act as securities depository for the New Bonds and Debt Securities, which would be registered in the name of CEDE & Co., as registered securityholder and nominee for DTC. Individual purchases of Book-Entry Interests (as herein defined) in any such New Bonds or Debt Securities will be made in book-entry form. Purchasers of Book-Entry Interests in such New Bonds or Debt Securities will not receive certificates representing their interests in such New Bonds or Debt Securities. So long as CEDE & Co., as nominee of DTC, is the securityholder, references herein to holders of the Bonds or Debt Securities or registered owners will mean CEDE & Co., rather than the owners of Book-Entry Interests in New Bonds or Debt Securities.

DTC is a limited purpose trust company organized under the banking laws of the State of New York and a "banking organization" within the meaning of that law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited by its participants (the "DTC Participants") and facilitates the settlement of securities transactions among DTC Participants in such securities through electronic computerized book-entry changes in accounts of the DTC Participants, thereby eliminating the need for physical movement of securities certificates. Direct DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (including, possibly, the underwriters with respect to the New Bonds or Debt Securities), together with the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc., own DTC. Access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly (the "Indirect Participants").

DTC Participants purchasing Book-Entry Interests (as defined below) in any New Bonds or Debt Securities will not receive certificates. Each DTC Participant will receive a credit balance in the records of DTC in the amount of such DTC Participant's interest in such New Bonds or Debt Securities, which will be confirmed in accordance with DTC's standard procedures. The ownership interest of each actual purchaser of a Book-Entry Interest in a New Bond or Debt Security (the "Book-Entry Interests") will be recorded through the records of the DTC Participant or through the records of the Indirect Participant. Owners of Book-Entry Interests should receive from the DTC Participant or Indirect Participant a written confirmation of their purchase providing details of the Book-Entry Interests acquired. Transfers of Book-Entry Interests will be accomplished by book entries made by the DTC Participants or Indirect Participants who act on behalf of the owners of Book-Entry Interests. Owners of Book-Entry Interests will not receive certificates representing their ownership of Book-Entry Interests with respect to any New Bonds or Debt Securities except as described below upon the resignation of DTC.

Under the Mortgage and Indenture, payments made by the respective Trustee to DTC or its nominee will satisfy the Company's obligations under the Mortgage or Indenture, as the case may be, to the extent of the payments so made. Owners of Book-Entry Interests will not be or be considered by the Company or the respective Trustee to be, and will not have any rights as, holders of New Bonds under the Mortgage or Debt Securities under the Indenture, as the case may be.

NEITHER THE COMPANY NOR THE TRUSTEE UNDER THE MORTGAGE AND INDENTURE WILL HAVE ANY RESPONSIBILITY OR OBLIGATION TO ANY DTC PARTICIPANT, INDIRECT PARTICIPANT OR ANY OWNER OF A BOOK-ENTRY INTEREST OR ANY OTHER PERSON NOT SHOWN ON THE REGISTRATION BOOKS OF SUCH TRUSTEE AS BEING A HOLDER OF NEW BONDS OR DEBT SECURITIES WITH RESPECT TO: (1) ANY NEW BONDS OR DEBT SECURITIES, AS THE CASE MAY BE; (2) THE ACCURACY OF ANY RECORDS MAINTAINED BY DTC OR ANY DTC PARTICIPANT OR INDIRECT PARTICIPANT; (3) THE PAYMENT BY DTC OR ANY DTC PARTICIPANT OR INDIRECT PARTICIPANT OF ANY AMOUNT DUE TO ANY OWNER OF A BOOK-ENTRY INTEREST IN RESPECT OF THE PRINCIPAL OR REDEMPTION PRICE OF OR INTEREST ON SUCH NEW BONDS OR DEBT SECURITIES; (4) THE DELIVERY BY DTC OR ANY DTC PARTICIPANT OR INDIRECT PARTICIPANT OF ANY NOTICE TO ANY OWNER OF A BOOK-ENTRY INTEREST WHICH IS REQUIRED OR PERMITTED UNDER THE TERMS OF THE MORTGAGE OR INDENTURE TO BE GIVEN TO HOLDERS OF NEW BONDS OR DEBT SECURITIES; (5) THE

SELECTION OF THE OWNERS OF A BOOK-ENTRY INTEREST TO RECEIVE PAYMENT IN THE EVENT OF ANY PARTIAL REDEMPTION OF ANY NEW BONDS OR DEBT SECURITIES; OR (6) ANY CONSENT GIVEN OR OTHER ACTION TAKEN BY DTC OR ITS NOMINEE AS HOLDER OF NEW BONDS OR DEBT SECURITIES.

Principal and redemption price of, and interest payments on, New Bonds and Debt Securities registered in the name of DTC or its nominee will be made to DTC or such nominee, as registered owner of such New Bonds or Debt Securities. DTC is responsible for disbursing such payments to the appropriate DTC Participants and such DTC Participants, and any Indirect Participants, are in turn responsible for disbursing the same to the owners of Book-Entry Interests. Unless it has reason to believe it will not receive payment, DTC's current practice is to credit the accounts of the DTC Participants on a payment date in accordance with their respective holdings shown on the records of DTC. Payments by DTC Participants and Indirect Participants to owners of Book-Entry Interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such DTC Participant or Indirect Participant and not of DTC, the Company or the respective Trustee, subject to any statutory and regulatory requirements as may be in effect from time to time.

DTC Participants and Indirect Participants carry the "position" of the ultimate Book-Entry Interest owner on their records, and will be responsible for providing information to the ultimate Book-Entry Interest owner as to the New Bonds or Debt Securities in which the Book-Entry Interest is held, debt service payments received, and other information. Each person for whom a DTC Participant or Indirect Participant acquires an interest in New Bonds or Debt Securities, as nominee, may desire to make arrangements with such DTC Participant or Indirect Participant to receive a credit balance in the records of such DTC Participant or Indirect Participant, to have all notices of redemption or other communications to or by DTC which may affect such persons forwarded in writing by such DTC Participant or Indirect Participant, and to have notification made of all debt service payments.

Purchases, transfers and sales of Book-Entry Interests by the ultimate Book-Entry Interest owners may be made through book entries made by DTC Participants or Indirect Participants or others who act for the ultimate Book-Entry Interest owner. The Trustee under the Mortgage and Indenture, the Company and the underwriters, as such, have no role in those purchases, transfers or sales.

Owners of Book-Entry Interests may be charged a sum sufficient to cover any tax, fee, or other governmental charge that may be imposed in relation to any transfer or exchange of a Book-Entry Interest.

Each Trustee will recognize and treat DTC (or any successor securities depository) or its nominee as the holder of New Bonds and Debt Securities registered in its name or the name of its nominee for all purposes, including payment of debt service, notices, enforcement of remedies and voting. Under DTC's current practice, a proxy will be given to the DTC Participants holding Book-Entry Interests in New Bonds and Debt Securities in connection with any matter on which holders of such New Bonds or Debt Securities are asked to vote or give their consent. Crediting of debt service payments and transmittal of notices and other communications by DTC to DTC Participants, by DTC Participants to Indirect Participants and by DTC Participants and Indirect Participants to the ultimate Book-Entry Interest owners are the responsibility of those persons and will be handled by arrangements among them and are not the responsibility of either Trustee, the Company or any underwriter, as such.

Each Trustee, so long as a book-entry system is used for any series of New Bonds or Debt Securities, will send any notice of redemption and any other notices required by the Mortgage or Indenture to be sent to holders of such New Bonds or Debt Securities, respectively, only to DTC (or such successor securities depository) or its nominee. Any failure of DTC to advise any DTC Participant, or of any DTC Participant or Indirect Participant to notify the Book-Entry Interest owner, of any such notice and its content or effect will not affect the validity of the redemption of the New Bonds or Debt Securities called for redemption, or any other action premised on that notice. In the event of a call for redemption, the Trustee's notification to DTC will initiate DTC's standard call process, and, in the event of a partial call, its lottery process by which the call will be randomly allocated to DTC Participants holding positions in the New Bonds or Debt Securities to be redeemed. When DTC and DTC Participants allocate the call for redemption, the owners of the Book-Entry Interests that have been called should be notified by the broker or other person responsible for maintaining the records of those interests and subsequently credited by that person with the proceeds once such New Bonds or Debt Securities are redeemed.

The Company, the Trustee under the Mortgage and the Indenture and any underwriter or agent cannot and do not give any assurances that DTC, DTC Participants or others will distribute payments of debt service on New Bonds or Debt Securities made to DTC or its nominee as the registered owner, or any redemption or other notices, to the Book-Entry Interest owners, or that they will do so on a timely basis, or that DTC will serve and act in the manner described in this Prospectus.

The Company understands that the current "Rules" applicable to DTC are on file with the Commission, and that the current "Procedures" of DTC to be followed in dealing with DTC Participants are on file with DTC.

If DTC is at any time unwilling or unable to continue as depository, and a successor depository is not appointed by the Company within 90 days, the Company will issue individual certificates to owners of Book-Entry Interests in exchange for the New Bonds or Debt Securities held by DTC or its nominee, as the case may be. In such instance, an owner of a Book-Entry Interest will be entitled to physical delivery of certificates equal in principal amount to such Book-Entry Interest and to have such certificates registered in its name. Individual certificates so issued will be issued in denominations of $1,000 or any multiple thereof.

Neither the Company, the Trustee under the Mortgage and the Indenture nor any underwriter makes any representation as to the accuracy of the above description of DTC's business, organization and procedures, which is based upon information furnished by DTC.

                             PLAN OF DISTRIBUTION

The Company may sell New Bonds and Debt Securities to or through underwriters or dealers and also may sell New Bonds and Debt Securities directly to other purchasers or through agents.

The distribution of New Bonds and Debt Securities of any series may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In connection with the sale of New Bonds and Debt Securities, underwriters may receive compensation from the Company or from purchasers of New Bonds and Debt Securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of New Bonds and Debt Securities may be deemed to be "underwriters", and any discounts or commissions received by them from the Company and any profit on the resale of New Bonds and Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act.

The Prospectus Supplement relating to each series of New Bonds will also set forth the terms of the offering of the New Bonds of each series, including, to the extent applicable, the initial offering price, the proceeds to the Company, the underwriting discounts or commissions, and any other discounts or concessions to be allowed or re-allowed to dealers. The principal underwriters with respect to each series sold to or through underwriters will be named in the Prospectus Supplement relating to such series and only the underwriters named in such Prospectus Supplement are deemed to be underwriters in connection with the New Bonds offered thereby.

The Prospectus Supplement relating to each series of Debt Securities will also set forth the terms of the offering of the Debt Securities of each series, including, to the extent applicable, the initial offering price, the proceeds to the Company, the underwriting discounts or commissions and any other discounts or concessions to be allowed or re-allowed to dealers. The principal underwriters with respect to each series sold to or through underwriters will be named in the Prospectus Supplement relating to such series and only the underwriters named in such Prospectus Supplement are deemed to be underwriters in connection with the Debt Securities offered thereby.

If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase New Bonds or Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for the solicitation of such contracts.

Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of New Bonds and Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make in respect thereto. Agents, underwriters and dealers may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

In connection with the offering of the New Bonds and Debt Securities, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the New Bonds or Debt Securities. Specifically, the underwriters may over-allot in connection with the offerings of the New Bonds or Debt Securities, creating a syndicate short position. In addition, underwriters may bid for, and purchase, New Bonds or Debt Securities in the open market to cover syndicate shorts or to stabilize the price of the New Bonds or Debt Securities, as the case may be. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the new Bonds or Debt Securities in the offering of the New Bonds or Debt Securities, as the case may be, if the syndicate repurchases previously distributed New Bonds or Debt Securities, as the case may be, in syndicate covering transactions, syndicate transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the New Bonds or Debt Securities above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

The New Bonds and Debt Securities are not proposed to be listed on a securities exchange, and any underwriters will not be obligated to make a market in the New Bonds and Debt Securities. The Company cannot predict the activity or liquidity of any trading in the New Bonds and Debt Securities.

                                   EXPERTS

The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Future audited financial statements incorporated in this Prospectus by reference to future filings under the Exchange Act, as provided under "Incorporation of Certain Documents by Reference" above, will be so incorporated in reliance on the related report or reports of the firm of independent accountants auditing such financial statements, given on such authority of such firm, if and to the extent such filings include the consent of such firm to the incorporation of such report or reports herein.

                                LEGAL OPINIONS

Certain legal matters in connection with the New Bonds and Debt Securities will be passed upon for the Company by Walter T. Woelfle, Director-Legal Services Department of the Company, James D. Zakrajsheck, Counsel of the Company, or A. William Finke, Counsel of the Company, and by Quarles & Brady, 411 East Wisconsin Avenue, Milwaukee, Wisconsin. Certain legal matters in connection with the New Bonds and Debt Securities will be passed upon for the underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), 80 Pine Street, New York, New York. Quarles & Brady and Cahill Gordon & Reindel will not pass upon the incorporation of the Company, franchise matters, questions of title or the lien of the Mortgage. Cahill Gordon & Reindel will rely upon the opinion of Mr. Woelfle, Mr. Zakrajsheck or Mr. Finke as to all matters of Wisconsin law. Cahill Gordon & Reindel and Quarles & Brady will rely upon such opinion as to matters of Michigan law and the exempt status of the Company and Wisconsin Energy under the Public Utility Holding Company Act of 1935, as amended. Also, such firms, Mr. Woelfle, Mr. Zakrajsheck and Mr. Finke will rely on the opinion of Loomis, Ewert, Parsley, Davis & Gotting, P.C., 232 South Capitol Avenue, Lansing, Michigan, as to matters of Michigan law relating to authority to do business and certain regulatory matters in Michigan.

The statements as to matters of law and legal conclusions under "Description of New Bonds--Security" have been prepared under the supervision of, and reviewed by, Walter T. Woelfle, Director-Legal Services Department of the Company, and such statements are made on his authority. As of September 30, 1997, Mr. Woelfle, Mr. Zakrajsheck and Mr. Finke owned beneficially 6,992 shares, 350 shares and 15,383 shares of Common Stock of Wisconsin Energy, respectively, and Mr. Woelfle held options to acquire 11,400 shares of Wisconsin Energy Common Stock.

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The estimated fees and expenses payable by the registrant in connection with the issuance and distribution of the New Bonds and the Debt Securities (some of which have been paid in connection with the prior registration statements to which the combined prospectus contained herein relates) are as follows:

Securities and Exchange Commission registration fee ..............  $125,400

Public Service Commission of Wisconsin fee ........................    1,000

Trustee's fee and expenses ........................................   15,000

Printing and engraving expenses ...................................   50,000

Legal fees and expenses ...........................................  250,000

Accounting fees and expenses ......................................   60,000

Blue Sky fees and expenses ........................................   30,000

Rating agency fees ................................................  160,000

Miscellaneous .....................................................    8,600
                                                                    --------
     Total ........................................................ $700,000
                                                                    ========

Item 15.  Indemnification of Directors and Officers.

Chapter 180 of the Wisconsin Statutes includes provisions for indemnification by a corporation of a director or officer against certain liabilities and expenses incurred by him or her in any proceeding (whether threatened, pending or completed, and whether brought by the corporation or any other person) to which he or she was a party because of being a director or officer. In general, under these provisions (1) a corporation is required to indemnify a director or officer, to the extent he or she has been successful on the merits or otherwise in the defense of any such proceeding, for all reasonable expenses incurred in the proceeding, and (2) in other cases, the corporation is required to indemnify a director or officer against liabilities (including, among other things, judgments, penalties, fines and reasonable expenses) incurred in any such proceeding unless liability was incurred because he or she breached or failed to perform a duty to the corporation and the breach or failure constitutes any of the following: (a) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which he or she has a material conflict of interest, (b) a violation of criminal law, unless he or she had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful, (c) a transaction from which he or she derived an improper personal profit, or (d) willful misconduct. The provisions specify that the termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of no contest or an equivalent plea, does not, by itself, create a presumption that indemnification is not required. Also, the provisions permit a corporation to pay or reimburse reasonable expenses as incurred if the director or officer affirms his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation and undertakes to make repayment to the extent it is ultimately determined that indemnification is not required. With specified exceptions, these provisions do not preclude additional indemnification. Chapter 180 specifically provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance, to the extent required or permitted generally thereunder, for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

Chapter 180 of the Wisconsin Statutes also provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification referred to above.

The Bylaws of the registrant and the Bylaws of its parent, Wisconsin Energy Corporation ("Wisconsin Energy"), provide generally for mandatory indemnification of directors and officers of the respective companies to the fullest extent permitted by law.

Underwriting or purchase agreements entered into by the registrant in connection with the securities being registered may provide for indemnification of directors, officers and controlling persons of the registrant against certain liabilities, including liabilities under the Securities Act of 1933.

Officers and directors of the registrant and Wisconsin Energy are covered by insurance policies purchased by the registrant or Wisconsin Energy, under which they are insured (subject to exceptions and limitations specified in the policies) against expenses and liabilities arising out of actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

Item 16.  Exhibits.

The following exhibits are filed with or incorporated by reference in as part of this registration statement.

Exhibit No.
-----------
(1)-(1)  Form of proposed Underwriting Agreement for New Bonds.

    (2)  Form of proposed Underwriting Agreement for Debt Securities.

          Mortgage or
          Supplemental
           Indenture      Company       Date      Exhibit No.  Under File No.
          ------------    -------       ----      -----------  --------------
(4)-(1)*  - Mortgage     Wisconsin     10/28/38      B-1          2-4340
            and Deed     Electric
            of Trust      ("WE")
    (2)*  - Second          WE         06/01/46      7-C          2-6422
    (3)*  - Third           WE         03/01/49      7-C          2-8456
    (4)*  - Fourth          WE         06/01/50      7-D          2-8456
    (5)*  - Fifth           WE         05/01/52      4-G          2-9588
    (6)*  - Sixth           WE         05/01/54      4-H          2-10846
    (7)*  - Seventh         WE         04/15/56      4-I          2-12400
    (8)*  - Eighth          WE         04/01/58      2-I          2-13937
    (9)*  - Ninth           WE         11/15/60      2-J          2-17087
   (10)*  - Tenth           WE         11/01/66      2-K          2-25593
   (11)*  - Eleventh        WE         11/15/67      2-L          2-27504
   (12)*  - Twelfth         WE         05/15/68      2-M          2-28799
   (13)*  - Thirteenth      WE         05/15/69      2-N          2-32629
   (14)*  - Fourteenth      WE         11/01/69      2-O          2-34942
   (15)*  - Fifteenth       WE         07/15/76      2-P          2-54211
   (16)*  - Sixteenth       WE         01/01/78      2-Q          2-61220
   (17)*  - Seventeenth     WE         05/01/78      2-R          2-61220
   (18)*  - Eighteenth      WE         05/15/78      2-S          2-61220
   (19)*  - Nineteenth      WE         08/01/79    (a)2(a)        1-1245
                                                                 (9/30/79
                                                                 Form 10-Q)
   (20)*  - Twentieth       WE         11/15/79    (a)2(a)        1-1245
                                                                 (12/31/79
                                                                 Form 10-K)
   (21)*  - Twenty-First    WE         04/15/80    (4)-21         2-69488
   (22)*  - Twenty-Second   WE         12/01/80    (4)-1          1-1245
                                                                 (12/31/80
                                                                 Form 10-K)
   (23)*  - Twenty-Third    WE         09/15/85    (4)-1          1-1245
                                                                 (9/30/85
                                                                 Form 10-Q)
   (24)*  - Twenty-Fourth   WE         09/15/85    (4)-2          1-1245
                                                                 (09/30/85
                                                                 Form 10-Q)
   (25)*  - Twenty-Fifth    WE         12/15/86    (4)-25         1-1245
                                                                 (12/31/86
                                                                 Form 10-K)
   (26)*  - Twenty-Sixth    WE         01/15/88       4           1-1245
                                                                 (01/26/88
                                                                 Form 8-K)
   (27)*  - Twenty-Seventh  WE         04/15/88       4           1-1245
                                                                 (03/31/88
                                                                 Form 10-Q)
   (28)*  - Twenty-Eighth   WE         09/01/89       4           1-1245
                                                                 (09/30/89
                                                                 Form 10-Q)
   (29)*  - Twenty-Ninth    WE         10/01/91    (4)-1          1-1245
                                                                 (12/31/91
                                                                 Form 10-K)

          Mortgage or
Exhibit   Supplemental
  No.      Indenture      Company       Date      Exhibit No.  Under File No.
-------   ------------    -------       ----      -----------  --------------
(4)-(30)*  - Thirtieth       WE         12/01/91    (4)-2          1-1245
                                                                 (12/31/91
                                                                 Form 10-K)
    (31)*  - Thirty-First    WE         08/01/92    (4)-1          1-1245
                                                                 (06/30/92
                                                                 Form 10-Q)
    (32)*  - Thirty-Second   WE         08/01/92    (4)-2          1-1245
                                                                 (06/30/92
                                                                 Form 10-Q)
    (33)*  - Thirty-Third    WE         10/01/92    (4)-1          1-1245
                                                                 (09/30/92
                                                                 Form 10-Q)
    (34)*  - Satisfaction    WE         10/29/92    (4)-3          1-1245
             and Discharge                                        (09/30/92
             of Mortgage                                          Form 10-Q)
             and Deed of
             Trust and
             Reconveyance
             of Trust
             Estate of
             Former Wisconsin
             Michigan Power
             Company to
             Wisconsin Electric
             Power Company
    (35)*  - Thirty-Fourth           WE    11/01/92    (4)-2       1-1245
                                                                 (09/30/92
                                                                 Form 10-Q)
    (36)*  - Thirty-Fifth            WE    12/15/92    (4)-1       1-1245
                                                                 (12/31/92
                                                                 Form 10-K)
    (37)*  - Thirty-Sixth            WE    01/15/93    (4)-2       1-1245
                                                                 (12/31/92
                                                                 Form 10-K)
    (38)*  - Thirty-Seventh          WE    03/15/93    (4)-3       1-1245
                                                                 (12/31/92
                                                                 Form 10-K)
    (39)*  - Thirty-Eighth           WE    08/01/93    (4)-1       1-1245
                                                                 (06/30/93
                                                                 Form 10-Q)
    (40)*  - Thirty-Ninth            WE    09/15/93    (4)-1       1-1245
                                                                 (09/30/93
                                                                 Form 10-Q)
    (41)*  - Fortieth                WE    01/01/96    (4)-1       1-1245
                                                                  (1/1/96
                                                                  Form 8-K)
    (42)*  - Form of proposed Supplemental
             Indenture creating
             series of New Bonds     WE    11/15/95    (4)-(41)    33-64343
                                                                   (Form S-3)

          Mortgage or
Exhibit   Supplemental
  No.      Indenture              Company   Date   Exhibit No. Under File No.
-------   --------------          -------   ----   ----------- --------------

(4)-(43)* -  Form of New Bonds
              (included in
              Exhibit (4)-(42))
    (44)* -  Indenture for Debt
             Securities
             including, as
             exhibits,
             forms of Registered
             Security and Bearer
             Security thereunder
             the ("Indenture")    WE      12/01/95   (4)-1         1-1245
                                                                 (12/31/95
                                                                 Form 10-K)
    (45)*  - Securities
             Resolution No. 1
             under the Indenture  WE      12/05/95   (4)-2         1-1245
                                                                 (12/31/95
                                                                 Form 10-K)
    (46)*  - Securities
             Resolution No. 2
             under the Indenture  WE      11/12/96    4.44        1-1245
                                                                 (12/31/96
                                                                 Form 10-K)

(5)        - Opinion of Walter T. Woelfle, Esq., Director-Legal Services
             Department of the Company, as to the legality of the New Bonds and Debt Securities being registered.

(12)       - Statement of Computation of Ratios of Earnings to Fixed Charges.

(23)-(1)   - Consent of Price Waterhouse LLP.
     (2) - Consent of Walter T. Woelfle, Esq., contained in his opinion filed as Exhibit (5).
     (3)   - Consent of James D. Zakrajsheck, Esq.
     (4)   - Consent of A. William Finke, Esq.
     (5)   - Consent of Loomis, Ewert, Parsley, Davis & Gotting, P.C.
     (6)   - Consent of Quarles & Brady.

(24)       - Power of Attorney, contained in signature page of Registration
             Statement.

(25)-(1)  - Statement of Eligibility of Firstar Trust Company, as
            Trustee, on Form T-1 with respect to the New Bonds.
     (2) - Statement of Eligibility of Firstar Trust Company, as Trustee, on Form T-1 with respect to the Debt Securities.

--------------------
* The exhibits listed above and marked with an asterisk were filed as exhibits to Registration Statements and Reports previously filed with the Commission under the exhibit number and file number as shown after each such exhibit, and they are hereby incorporated herein by reference.

       32A

Item 17.  Undertakings.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered

          (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in that Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on the 14th day of November, 1997.
                                       WISCONSIN ELECTRIC POWER COMPANY

                                    By   /s/ R. A. Abdoo
                                       ----------------------------------
                                       R. A. Abdoo, Chairman of the Board
                                       and Chief Executive Officer

                               POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes R. A. Abdoo or
C. H. Baker, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on behalf of such person, individually, and in each capacity stated below or otherwise, and to file, any and all pre-effective or post-effective amendments to this registration statement.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on the 14th day of November, 1997.

                               Signature and Title
                               -------------------
   /s/ R. A. Abdoo
-----------------------------------
R. A. Abdoo, Chairman of the Board
  and Chief Executive Officer
(Principal Executive Officer and Director)

   /s/ C. H. Baker
-----------------------------------
C. H. Baker, Vice President-Finance
  and Chief Financial Officer
 (Principal Financial Officer)

   /s/ A. K. Klisurich                     /s/ D. K. Porter
-----------------------------------      --------------------------------
A. K. Klisurich, Controller              D. K. Porter, Director
(Principal Accounting Officer)

   /s/ J. F. Ahearne                        /s/ R. R. Grigg
-----------------------------------      --------------------------------
J. F. Ahearne, Director                  R. R. Grigg, Director

    /s/ J. F. Bergstrom                     /s/ G. B. Johnson
-----------------------------------      --------------------------------
J. F. Bergstrom, Director                G. B. Johnson, Director

    /s/ R. A. Cornog                        /s/ F. P. Stratton, Jr.
-----------------------------------      --------------------------------
R. A. Cornog, Director                   F. P. Stratton, Jr., Director

-------------------------
* Each of the above signatures is affixed as of November 14, 1997.

                                    Wisconsin Electric Power Company
                                   Registration Statement on Form S-3

                                              EXHIBIT INDEX


The following exhibits are filed with or incorporated by reference in as part of this registration statement.

          Mortgage or
Exhibit   Supplemental
No.        Indenture      Company       Date      Exhibit No.  Under File No.
-------   ------------    -------       ----      -----------  --------------

(1)-(1)  Form of proposed Underwriting Agreement for New Bonds.

    (2)  Form of proposed Underwriting Agreement for Debt Securities.

(4)-(1)*  - Mortgage     Wisconsin     10/28/38      B-1          2-4340
            and Deed     Electric
            of Trust      ("WE")
    (2)*  - Second          WE         06/01/46      7-C          2-6422
    (3)*  - Third           WE         03/01/49      7-C          2-8456
    (4)*  - Fourth          WE         06/01/50      7-D          2-8456
    (5)*  - Fifth           WE         05/01/52      4-G          2-9588
    (6)*  - Sixth           WE         05/01/54      4-H          2-10846
    (7)*  - Seventh         WE         04/15/56      4-I          2-12400
    (8)*  - Eighth          WE         04/01/58      2-I          2-13937
    (9)*  - Ninth           WE         11/15/60      2-J          2-17087
   (10)*  - Tenth           WE         11/01/66      2-K          2-25593
   (11)*  - Eleventh        WE         11/15/67      2-L          2-27504
   (12)*  - Twelfth         WE         05/15/68      2-M          2-28799
   (13)*  - Thirteenth      WE         05/15/69      2-N          2-32629
   (14)*  - Fourteenth      WE         11/01/69      2-O          2-34942
   (15)*  - Fifteenth       WE         07/15/76      2-P          2-54211
   (16)*  - Sixteenth       WE         01/01/78      2-Q          2-61220
   (17)*  - Seventeenth     WE         05/01/78      2-R          2-61220
   (18)*  - Eighteenth      WE         05/15/78      2-S          2-61220
   (19)*  - Nineteenth      WE         08/01/79    (a)2(a)        1-1245
                                                                 (9/30/79
                                                                 Form 10-Q)
   (20)*  - Twentieth       WE         11/15/79    (a)2(a)        1-1245
                                                                 (12/31/79
                                                                 Form 10-K)
   (21)*  - Twenty-First    WE         04/15/80    (4)-21         2-69488
   (22)*  - Twenty-Second   WE         12/01/80    (4)-1          1-1245
                                                                 (12/31/80
                                                                 Form 10-K)
   (23)*  - Twenty-Third    WE         09/15/85    (4)-1          1-1245
                                                                 (9/30/85
                                                                 Form 10-Q)
   (24)*  - Twenty-Fourth   WE         09/15/85    (4)-2          1-1245
                                                                 (09/30/85
                                                                 Form 10-Q)
   (25)*  - Twenty-Fifth    WE         12/15/86    (4)-25         1-1245
                                                                 (12/31/86
                                                                 Form 10-K)
   (26)*  - Twenty-Sixth    WE         01/15/88       4           1-1245
                                                                 (01/26/88
                                                                 Form 8-K)

          Mortgage or
          Supplemental
           Indenture      Company       Date      Exhibit No.  Under File No.
          ------------    -------       ----      -----------  --------------

   (27)*  - Twenty-Seventh  WE         04/15/88       4           1-1245
                                                                 (03/31/88
                                                                 Form 10-Q)
   (28)*  - Twenty-Eighth   WE         09/01/89       4           1-1245
                                                                 (09/30/89
                                                                 Form 10-Q)
   (29)*  - Twenty-Ninth    WE         10/01/91    (4)-1          1-1245
                                                                 (12/31/91
                                                                 Form 10-K)
   (30)*  - Thirtieth       WE         12/01/91    (4)-2          1-1245
                                                                (12/31/91
                                                                Form 10-K)
   (31)*  - Thirty-First    WE         08/01/92    (4)-1          1-1245
                                                                 (06/30/92
                                                                 Form 10-Q)
   (32)*  - Thirty-Second   WE         08/01/92    (4)-2          1-1245
                                                                 (06/30/92
                                                                 Form 10-Q)
   (33)*  - Thirty-Third    WE         10/01/92    (4)-1          1-1245
                                                                 (09/30/92
                                                                 Form 10-Q)
   (34)*  - Satisfaction    WE         10/29/92    (4)-3          1-1245
            and Discharge                                        (09/30/92
            of Mortgage                                          Form 10-Q)
            and Deed of
            Trust and
            Reconveyance
            of Trust
            Estate of
            Former Wisconsin
            Michigan Power
            Company to
            Wisconsin Electric
            Power Company
   (35)*  - Thirty-Fourth   WE         11/01/92    (4)-2       1-1245
                                                              (09/30/92
                                                              Form 10-Q)
   (36)*  - Thirty-Fifth    WE         12/15/92    (4)-1       1-1245
                                                               (12/31/92
                                                               Form 10-K)
   (37)*  - Thirty-Sixth    WE         01/15/93    (4)-2       1-1245
                                                               (12/31/92
                                                               Form 10-K)
   (38)*  - Thirty-Seventh  WE         03/15/93    (4)-3       1-1245
                                                               (12/31/92
                                                               Form 10-K)
   (39)*  - Thirty-Eighth   WE         08/01/93    (4)-1       1-1245
                                                               (06/30/93
                                                               Form 10-Q)
    (40)*  - Thirty-Ninth   WE         09/15/93    (4)-1       1-1245
                                                               (09/30/93
                                                               Form 10-Q)
    (41)*  - Fortieth       WE         01/01/96    (4)-1       1-1245
                                                               (1/1/96
                                                               Form 8-K)

          Mortgage or
Exhibit   Supplemental
  No.      Indenture      Company       Date      Exhibit No.  Under File No.
-------   ------------    -------       ----      -----------  --------------
   (42)*  - Form of proposed
            Supplemental
            Indenture creating
            series of New Bonds  WE    11/15/95    (4)-(41)    33-64343
                                                               (Form S-3)
   (43)* -  Form of New Bonds
              (included in
              Exhibit (4)-(42))
   (44)* -  Indenture for Debt
            Securities
            including, as
            exhibits,
            forms of Registered
            Security and Bearer
            Security thereunder
            the ("Indenture")    WE      12/01/95   (4)-1         1-1245
                                                                 (12/31/95
                                                                 Form 10-K)
   (45)*  - Securities
            Resolution No. 1
            under the Indenture  WE      12/05/95   (4)-2         1-1245
                                                                 (12/31/95
                                                                 Form 10-K)
   (46)*  - Securities
            Resolution No. 2
            under the Indenture  WE      11/12/96    4.44        1-1245
                                                                 (12/31/96
                                                                 Form 10-K)

(5)        - Opinion of Walter T. Woelfle, Esq., Director-Legal Services
             Department of the Company, as to the legality of the New Bonds and Debt Securities being registered.

(12)       - Statement of Computation of Ratios of Earnings to Fixed Charges.

(23)-(1)   - Consent of Price Waterhouse LLP.
     (2) - Consent of Walter T. Woelfle, Esq., contained in his opinion filed as Exhibit (5).
     (3)   - Consent of James D. Zakrajsheck, Esq.
     (4)   - Consent of A. William Finke, Esq.
     (5)   - Consent of Loomis, Ewert, Parsley, Davis & Gotting, P.C.
     (6)   - Consent of Quarles & Brady.

(24)       - Power of Attorney, contained in signature page of Registration
             Statement.

(25)-(1)  - Statement of Eligibility of Firstar Trust Company, as
            Trustee, on Form T-1 with respect to the New Bonds.
     (2) - Statement of Eligibility of Firstar Trust Company, as Trustee, on Form T-1 with respect to the Debt Securities.

--------------------
* The exhibits listed above and marked with an asterisk were filed as exhibits to Registration Statements and Reports previously filed with the Commission under the exhibit number and file number as shown after each such exhibit, and they are hereby incorporated herein by reference.